Exhibit 99.1

All Endpoints Met in Hepion Pharmaceuticals’ Drug-Drug Interaction Study with CRV431

EDISON, N.J., September 29, 2021 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a clinical stage biopharmaceutical company focused on Artificial Intelligence (“AI”)-driven therapeutic drug development for the treatment of non-alcoholic steatohepatitis (“NASH”) and liver disease, today announced results from a Drug-Drug Interaction (‘DDI’) study with its lead drug candidate, CRV431.

CRV431 targets several isoforms of cyclophilins which comprise a family of enzymes involved in processes including collagen production, inflammation, cell injury, cell death, and protein folding. Attenuation of the activities of this multifunctional enzyme family represents a novel approach to the treatment of NASH.

The randomized, open label DDI study was conducted in healthy volunteers (n = 24) to determine if single or multiple oral doses of ketoconazole (400 mg) influence the pharmacokinetics (‘PK’) of CRV431 (75 mg) and its major metabolites. The study also examined if single or multiple once daily oral doses of CRV431 effected the PK of midazolam (2 mg IV) and its metabolite, 1-hydroxymethyl midazolam. Additionally, the safety and tolerability of CRV431 when administered concomitantly with either ketoconazole or midazolam was assessed. Each study subject participated in both parts of the two-staged trial.

As expected, following five daily oral doses of ketoconazole, the maximum blood concentration (‘Cmax’) of CRV431 increased approximately five-fold, while the exposure, as measured by the area-under-the-curve from time of dosing to 24 hours (‘AUC0-24’), increased almost four-fold. When CRV431 was dosed with midazolam, the exposures of midazolam and 1-hydroxymethyl midazolam were not significantly altered. However, both the Cmax and AUC0-24 of CRV431 were increased by approximately two-fold.

“DDI studies are important in determining possible safety liabilities during drug development and are standard in the industry,” commented Patrick Mayo, PhD, Hepion’s SVP, Clinical Pharmacology & Analytics. “CRV431 is metabolized by enzymes called ‘cytochrome P450’. In particular, cytochromes P450 3A4 and 3A5, which are abundant in the gut and liver, play an important role in the metabolism of many currently marketed drugs, and are the main metabolic pathway for CRV431. This DDI study demonstrated that a potent inhibitor of CYP3A4, ketoconazole, raised CRV431 exposures by approximately five-fold while remaining safe and well tolerated, confirming the safety of CRV431 even in the presence of drug inhibitors. The minimal interaction with midazolam demonstrates that CRV431 can be safely administered with other drugs metabolized through this pathway. These findings open the door for the safe use of myriad drug combinations for the treatment of co-morbidities, including diabetes and high cholesterol in NASH patients. This study also demonstrated that we need not have any concerns regarding potential drug interactions and safety. The observed PK profile was as we expected with this DDI, further reassuring us of the overall safety profile of CRV431.”

Todd Hobbs, MD, Hepion’s Chief Medical Officer added, “Patients diagnosed with fatty liver disease and/or NASH are commonly prescribed multiple life-long drug therapies to manage associated medical conditions, such as diabetes and hypertension. And typically, the number of medications prescribed to NASH patients increases with increasing severity of disease, such that those with advanced fibrosis and cirrhosis are at greatest risk for drug interactions as a result of polypharmacy. In fact, a study characterizing polypharmacy determined that NASH patients received, on average, seven medications and patients with cirrhosis received an average of 11 medications.1 It is, therefore, vitally important to fully understand how the disposition of CRV431 may potentially be altered by other drugs or how CRV431 might alter the PK and performance of co-administered drugs. This knowledge will not only be valuable when designing our future clinical trials but could also ultimately help guide the use of CRV431 in a commercial setting.”

1https://www.targetrwe.com/images/1118/target_nash_polypharmacy.pdf

About Hepion Pharmaceuticals

The Company's lead drug candidate, CRV431, is a potent inhibitor of cyclophilins, which are involved in many disease processes. CRV431 is currently in clinical-phase development for the treatment of NASH, with the potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease. CRV431 has been shown to reduce liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH; and has demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms, in nonclinical studies.

Hepion has created a proprietary AI platform, called AI-POWR™, which stands for Artificial Intelligence - Precision Medicine; Omics (including genomics, proteomics, metabolomics, transcriptomics, and lipidomics); World database access; and Response and clinical outcomes. Hepion intends to use AI-POWR™ to help identify which NASH patients will best respond to CRV431, potentially shortening development timelines and increasing the delta between placebo and treatment groups. In addition to using AI-POWR™ to drive its ongoing NASH clinical development program, Hepion intends to use the platform to identify additional potential indications for CRV431 to expand the company's footprint in the cyclophilin inhibition therapeutic space.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2020 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com